SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

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    Definitive Proxy Statement

    Definitive Additional Materials

    Soliciting Material Pursuant to Exchange Act Rule 14a-12

Audiovox Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    No fee required.

    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2005

To our Stockholders:

The 2005 annual meeting of stockholders of Audiovox Corporation will be held on May 19, 2005, at the Sheraton Smithtown, 110 Motor Parkway, Hauppauge, NY 11788 at 10:00 a.m. At the meeting, you will be asked to:

1.	Elect our board of eight directors;

2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2005; and

3.	Transact such other business as may properly come before the meeting.

Your board of directors has unanimously approved, and recommends that an affirmative vote be cast in favor of, each of the proposals listed on the proxy card and described in the enclosed proxy statement. Only holders of record of common stock at the close of business on March 28, 2005 will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.

Stockholders are urged to review carefully the information contained in the enclosed proxy statement prior to deciding how to vote their shares at the annual meeting.

Whether or not you plan to attend the annual meeting, please complete, sign, date, and return the enclosed proxy card promptly.

If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the annual meeting, however, will not revoke your proxy; you must vote at the annual meeting. If you do not attend the annual meeting, you may still revoke your proxy at any time prior to the annual meeting by providing a later dated proxy or by providing written notice of your revocation to our company's Secretary. Your prompt cooperation will be greatly appreciated.

The notice and proxy statement are first being mailed to stockholders on or about April 8, 2005.

Please follow the instructions on the enclosed proxy card to vote either by mail, telephone or electronically via the Internet.

A copy of the Annual Report for the year ended November 30, 2004 is also enclosed.

By order of the Board of Directors,
CHRIS LIS JOHNSON, Secretary

Hauppauge, New York
March 30, 2005

AUDIOVOX CORPORATION
180 MARCUS BOULEVARD
HAUPPAUGE, NEW YORK 11788

ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 19, 2005
PROXY STATEMENT

This proxy statement is provided in connection with the annual meeting of stockholders of Audiovox Corporation, and any adjournment or postponement of the meeting. The accompanying proxy is solicited by the board of directors. This proxy statement and the accompanying form of proxy are first being sent or given to stockholders beginning on or about April 8, 2005.

Time and Place

The annual meeting of stockholders of Audiovox Corporation will be held at 10:00 a.m. on May 19, 2005 at the Sheraton Smithtown, 110 Motor Parkway, Hauppauge, NY 11788.

Purposes

At the annual meeting, you will be asked:

•	to elect eight directors to the board of directors to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

•	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2005; and

•	to transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors knows of no other matters to be presented for action at the annual meeting. If any other matters properly come before the annual meeting, however, the persons named in the proxy will vote on such other matters in accordance with their best judgment. This includes a motion to adjourn or postpone the annual meeting to solicit additional proxies. However, no proxy voted against any of the proposals will be voted in favor of an adjournment or postponement to solicit additional votes in favor of approval of those proposals.

Record Date; Stockholders Entitled to Vote

The record date for the determination of stockholders entitled to notice of and to vote at the annual meeting was the close of business on March 28, 2005.

Quorum

The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the record date is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are treated as present at the meeting and are therefore counted to determine a quorum. The annual meeting may be adjourned by a majority of the votes cast upon the question, whether or not a quorum is present. If a quorum is not present, the chairman of the meeting may adjourn the meeting to another place, date or time, without notice other than announcement at the meeting. At any adjourned meeting, any business may be transacted that might have been transacted at the annual meeting as originally notified.

Vote Required

At the close of business on March 28, 2005, there were 20,867,046 shares of our Class A common stock, par value $.01 per share, and 2,260,954 shares of our Class B common stock, par value $.01 per share, issued and outstanding. At the annual meeting, each share of Class A common stock is entitled to one vote (whether in person or by proxy or pursuant to a stockholders' consent) and each share of Class B common stock is entitled to ten votes (whether in person or by proxy or pursuant to a stockholders' consent).

Class A directors are elected by a plurality of the votes of the Class A shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. The joint directors are elected by the Class A and Class B stockholders voting together. The ratification of the appointment of independent registered public accounting firm must be approved by holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

Mr. Shalam, our Chairman and Chief Executive officer, owns in excess of 50% of all outstanding votes and he intends to vote his shares to approve all of the other matters to be voted upon at the meeting that are described in this proxy statement.

Board Recommendation

The board of directors recommends that an affirmative vote be cast in favor of each of the proposals listed in the proxy card and described in this proxy statement.

Voting Your Shares

The board of directors is soliciting proxies from our stockholders. By completing and returning the accompanying proxy, you will be authorizing Charles M. Stoehr and Patrick M. Lavelle to vote your shares. If your proxy is properly signed and dated it will be voted as you direct. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. You may also vote your shares by mail, telephone or electronically by Internet as described on your proxy card.

Changing Your Vote By Revoking Your Proxy

Your proxy may be revoked at any time before it is voted at the annual meeting by giving notice of revocation to us, in writing, by execution of a later dated proxy or by attending and voting at the annual meeting. Simply attending the annual meeting, however, will not revoke your proxy; you must vote at the annual meeting.

How Proxies Are Counted

If you return a signed and dated proxy card but do not indicate how your shares are to be voted, those shares will be voted "FOR" each of the listed proposals. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the annual meeting.

Shares voted as abstentions on any matter will be counted for purposes of determining the presence of a quorum at the annual meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which a stockholder has abstained. As a result, abstentions, with respect to any proposal other than the election of directors, will have the same effect as a vote against such proposal. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted for purposes of determining the presence of a quorum at the annual meeting, but will not be considered as present and entitled to vote with respect to such matters.

Cost of Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to you. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election of Directors

Each of the nominees for director named below, has continuously served as a director since the year indicated. The directors will hold office until the next annual meeting of Stockholders and until their successors are elected and qualified. The Class A Directors are elected by the Class A Shareholders voting separately as a class. The joint directors are elected by the Class A and Class B Shareholders voting together; with the Class B Shareholders entitled to 10 votes per share and the Class A Shareholders entitled to one vote per share.

If any nominee becomes unable or unwilling to accept nomination or election, the proxies will be voted for another person designated by the Board of Directors. The management has no reason to believe that any of said nominees will be unable or unwilling to serve if elected to office.

The following persons have been nominated and are proposed to be elected:

Name and Principal Occupation	Age	Since
CLASS A DIRECTORS
Paul C. Kreuch, Jr.* Chairman, International Asset Transactions LLC	66	1997
Dennis F. McManus* Telecommunications Consultant	54	1998
Irving Halevy * Retired Professor and Arbitrator	89	2001
Peter A. Lesser* President, X-10 (USA) Inc	69	2003
JOINT DIRECTORS
John J. Shalam President and Chief Executive Officer	71	1960
Philip Christopher Director	56	1973
Charles M. Stoehr Senior Vice President and Chief Financial Officer	58	1987
Patrick M. Lavelle Senior Vice President	53	1993

* Member of the Audit and Compensation Committees

Paul C. Kreuch, Jr. was elected to the Board of Directors in February 1997. Mr. Kreuch became the Non-Executive Chairman of International Asset Transactions, LLC, a securitization and asset management firm, in May 2004. Prior to May 2004, he was Managing Director of WJM Associates, Inc., a leading executive development firm. Prior career responsibilities include Executive Vice President of Natwest Bank, N.A. from 1993 to 1996, and before that, President of National Westminster Bank, USA.

Dennis F. McManus was elected to the Board of Directors in March 1998. Mr. McManus is currently self-employed as a telecommunications consultant. From May 2001 to February 2005, he was fully employed by one of his clients, LSSI Corp., as Vice President, New Product Marketing. Prior to that, Mr. McManus was employed by NYNEX Corp. (now Verizon) for over 27 years, most recently as a Senior Vice President and Managing Director. Mr. McManus held this position from 1991 through December 31, 1997.

Irving Halevy served on the Board of Directors from 1987 to 1997 and was re-elected to the Board of Directors in 2001. Mr. Halevy is a retired professor of Industrial Relations and Management at Fairleigh Dickinson University where he taught from 1952 to 1986. He was also a panel member of the Federal Mediation and Conciliation Service.

Peter A. Lesser was elected to the Board of Directors in 2003. Mr. Lesser is the President of X-10 (USA) Inc., a wholesaler of electronic home control and security systems. Mr. Lesser is a founder and shareholder of and has also served as a director of X-10 Limited, the Hong Kong parent company of X-10 (USA) Inc. since 1979. He is a Member-at-Large of the Executive Board of the Consumer Electronics Association. From 1997 through 1999 Mr. Lesser served as the President of the Security Industry Association.

John J. Shalam has served as President, Chief Executive Officer and as Director of Audiovox or its predecessor since 1960. Mr. Shalam also serves as President and a Director of most of Audiovox's operating subsidiaries. Mr. Shalam is on the Board of Directors of the Electronics Industry Alliance and is on the Executive Committee of the Consumer Electronics Association.

Philip Christopher has served as a Director of Audiovox or its predecessor since 1973. Up until November 1, 2004, Mr. Christopher had been Executive Vice President of Audiovox and Chief Executive Officer of Audiovox's wireless subsidiary, Audiovox Communications Corp. Mr. Christopher is currently the President and Chief Executive Officer of UTStarcom Personal Communications, LLC, a division of UTStarcom Inc. Mr. Christopher also serves on the Executive Committee of the Cellular Telephone Industry Association.

Charles M. Stoehr has been our Chief Financial Officer since 1979 and was elected Senior Vice President in 1990. Mr. Stoehr has been a Director of Audiovox since 1987. From 1979 through 1990 he was a Vice President of Audiovox.

Patrick M. Lavelle has been a Vice President of Audiovox since 1980 and was appointed Senior Vice President in 1991. He was elected to the Board of Directors in 1993. Mr. Lavelle is Chief Executive Officer and President of Audiovox's subsidiary, Audiovox Electronics Corp. Mr. Lavelle is also a member of the Board of Directors and Executive Committee of the Consumer Electronics Board and serves as Chairman of its Mobile Electronics Division.

MANAGEMENT RECOMMENDS VOTING "FOR" THE ELECTION OF KREUCH, MCMANUS, HALEVY, LESSER, SHALAM, CHRISTOPHER, STOEHR AND LAVELLE, AS DIRECTORS. UNLESS OTHERWISE DIRECTED BY A SHAREHOLDER, PROXIES WILL BE VOTED "FOR" THE ELECTION OF SUCH NOMINEES.

Ann M. Boutcher has served on the Board of Directors since 1995. Ms. Boutcher has been Audiovox's Chief Marketing Officer since April 2004 and prior thereto served as Vice President of Marketing since 1984. Ms. Boutcher's responsibilities include the development and implementation of Audiovox's advertising, sales promotion and public relations programs. Ms. Boutcher will continue to be a member of the Board of Directors until May 19, 2005 or any adjourned date of the stockholders meeting.

Richard A. Maddia has served on the Board of Directors since 1996. Mr. Maddia has been our Vice President of Information Systems since 1992. Prior thereto, Mr. Maddia was Assistant Vice President, MIS. Mr. Maddia's responsibilities include development and maintenance of information systems. Mr. Maddia will continue to be a member of the Board of Directors until May 19, 2005 or any adjourned date of the stockholders meeting.

The Company would like to express its thanks to Ms. Boutcher and Mr. Maddia for their many years of valuable and dedicated service to the Board of this Company.

PROPOSAL 2
RATIFICATION OF GRANT THORNTON LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors proposes that stockholders ratify the appointment by the board of directors of Grant Thornton LLP, as our independent registered public accounting firm for fiscal 2005. One or more representatives of Grant Thornton LLP will be present at the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Board has appointed the firm of Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending November 30, 2005, subject to ratification of this appointment by the stockholders of the Company. Grant Thornton LLP was first appointed in October 2003 and replaced KPMG LLP, which had served as the independent auditors of Audiovox for many years. Grant Thornton LLP audited the Company's financial statements for the 2002, 2003 and 2004 fiscal years, and is considered by the Audit Committee and management of the Company to be well qualified. The firm has advised the Company that neither it nor any of its members has any direct or material indirect financial interest in the Company.

The Board of Directors unanimously recommends that you vote "FOR" the ratification of the appointment of Grant Thornton LLP, as our independent registered public accounting firm for fiscal 2005.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 22, 2005, certain information with respect to shares beneficially owned by (i) each person who is known by Audiovox to be the beneficial owner of more than five percent (5%) of Audiovox's outstanding shares of common stock, (ii) each of Audiovox's directors and the executive officers named in the Summary Compensation Table below and (iii) all current directors and executive officers as a group. Except as otherwise provided, the table below relates to shares of Class A common stock. At the close of business on March 22, 2005, there were 20,867,046 shares of our Class A common stock, par value $.01 per share, and 2,260,954 shares of our Class B common stock, par value $.01 per share, issued and outstanding. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

Name and Address (1)	Sole Voting or Investment Power (2)		Percent of Outstanding Shares
John J. Shalam	4,583,543	(3)	19.1%
Philip Christopher	1,140,474		4.8%
Patrick M. Lavelle	228,578		1.0%
Charles M. Stoehr	156,500		*
Richard Maddia	45,040		*
Ann M. Boutcher	14,323		*
Paul C. Kreuch, Jr.	17,000		*
Dennis F. McManus	15,000		*
Irving Halevy	15,000		*
Peter A. Lesser	15,000		*
All directors and officers as a group (10 persons)	6,230,458		26.0%
Name and Address of Other 5% Holders of Class A Common Stock
Kahn Brothers & Co., Inc. (4) 1299 Ocean Ave, 11th Floor Santa Monica, CA 90401	1,671,126		7.0%
Dimensional Fund Advisors, Inc. (5) 1299 Ocean Ave, 11th Floor Santa Monica, CA 90401	1,394,860		5.8%
Donald Smith & Co., Inc.(6) 152 West 57th Street New York, NY 10019	1,940,169		8.1%
Advisory Research, Inc.(6) 180 North Stetson St., Suite 5500 Chicago, IL 60601	1,208,923		5.0%

(1)	The address of each person, unless otherwise noted, is c/o Audiovox Corporation, 180 Marcus Blvd., Hauppauge, NY 11788. In presenting shares beneficially owned and in calculating each holder's percentage ownership, only options exercisable by that person within 60 days of March 28, 2005 and no options exercisable by any other person are deemed to be outstanding.

(2)	The number of shares stated as "beneficially owned" includes stock options currently exercisable as follows: Mr. Shalam—525,000, Mr. Christopher—936,000, Mr. Lavelle—211,200, Mr. Stoehr— 142,500, Mr. Maddia—40,000, Ms. Boutcher—10,000, Mr. Kreuch—15,000, Mr. McManus—15,000, Mr. Halevy—15,000 and Mr. Lesser 15,000.

(3)	Includes 2,144,152 shares of Class B common stock (which are entitled to 10 votes per share) held by Mr. Shalam that he may convert into Class A common stock at any time. Excludes 116,802 shares of Class B common stock and 2,002 shares of Class A common stock that are held in irrevocable trusts for the benefit of Mr. Shalam's three sons.

(4)	Information reported is derived from a Schedule 13G-A dated February 9, 2005 of Kahn Brothers & Co., Inc. and filed with the Securities and Exchange Commission on February 9, 2005.

(5)	Information reported is derived from a Schedule 13G-A dated February 2, 2005 of Dimensional Fund Advisors Inc. and filed with the Securities and Exchange Commission on February 2, 2005.

(6)	Information reported is derived from a Schedule 13G dated February 11, 2005 of Donald Smith & Co., Inc. and filed with the Securities and Exchange Commission on February 11, 2005.

(7)	Information reported is derived from a Schedule 13 G dated February 14, 2005 of Advisory Research, Inc. and filed with the Securities and Exchange Commission on February 15, 2005.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Audiovox pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, as amended, during Audiovox's fiscal year ended November 30, 2004 and Forms 5 and amendments thereto furnished to Audiovox with respect to Audiovox's fiscal year ended November 30, 2004, and any written representation referred to in paragraph (b)(2)(i) of Item 405 of Regulation S-K, Audiovox is not aware of any person who, at any time during Audiovox's fiscal year ended November 30, 2004, was a beneficial owner of more than 10 percent of Audiovox's shares (or was a director or officer of Audiovox), or any other person subject to Section 16 of the Securities Exchange Act of 1934, as amended, with respect to Audiovox because of the requirements of Section 30 of the Investment Company Act of 1940, as amended, or Section 17 of the Public Utility Holding Company Act, as amended, that failed to file on a timely basis, as disclosed in such Forms, reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during Audiovox's fiscal year ended November 30, 2004 or prior fiscal years.

Certain Relationships and Related Transactions

We lease some of our equipment, office, warehouse and distribution facilities from entities in which our executive officers own controlling interests. The following table identifies leases that result in payments in excess of $60,000 to any of the related entities.

Real Property Location	Expiration Date	Owner of Property	Rent Paid During Fiscal Year 2004
150 Marcus Blvd Hauppauge, NY	November 30, 2008	150 Marcus Blvd. Realty LLC(1)	$566,568
16808 Marquardt Avenue Cerritos, CA	November 1, 2004(2)	Marquardt Associates(3)	268,908
555 Wireless Blvd Hauppauge, NY	September 30, 2009(2)	Wireless Blvd. Realty LLC(4)	457,195

Equipment Location
555 Wireless Blvd Hauppauge, NY	November 1, 2004(2)	Wireless Blvd. Realty LLC(4)	410,641

(1)	Property owned by 150 Marcus Blvd. Realty, LLC, a New York limited liability company, of which John J. Shalam owns 99% and Mr. Shalam's three sons own the remaining 1%.

(2)	In connection with the sale of substantially all of the assets relating to our wireless business to UTStarcom Inc. ("UTStarcom") on November 1, 2004, Audiovox and UTStarcom have entered into a sublease agreement for the space at 555 Wireless Boulevard, Hauppauge, New York which provides for a net monthly rent of $46,000 for five years. In addition, UTStarcom Inc. has entered into a lease agreement with Marquardt Associates for the space at 1620 Marquardt Avenue, Cerritos, California at a monthly rent of $23,500 for two years. UTStarcom has also assumed the equipment lease to the equipment located at 555 Wireless Boulevard.

(3)	Property owned by Marquardt Associates, a California partnership, owned 60% by John J. Shalam and 40% by Ardama Capital LLC, a New York limited liability company owned by Mr. Shalam's three sons.

(4)	Property owned or leased by Wireless Blvd. Realty, LLC, a New York limited liability company, owned 98% by the Shalam Long Term Trust, 1% by John J. Shalam and 1% by Mr. Shalam's three sons. The Shalam Long Term Trust is a grantor trust of which Mr. Shalam is the Grantor and his three sons are the beneficiaries.

We believe that the terms of each of the leases are no less favorable to us than those that could have been obtained from unaffiliated third parties. To the extent that conflicts of interest arise between us and such persons in the future, such conflicts will be resolved by a committee of disinterested directors.

Payment to Philip Christopher

On June 10, 2004, Audiovox Communications Corp. ("ACC") and Philip Christopher entered into a Personally Held Intangibles Purchase Agreement, pursuant to which Mr. Christopher sold to ACC all of his personal contacts and personal and professional relationships with suppliers, customers, contractors, financers, employees and ex-employees of ACC, and his personal know-how, trademarks, trade names and patentable assets relating to or usable by ACC. On November 1, 2004, ACC paid Mr. Christopher $16 million for his personally held intangibles which were then sold to UTStarcom Inc., the purchaser of the wireless business.

Related Parties

David Shalam, the son of John J. Shalam, has served in various positions with Audiovox over the past 10 years. David Shalam currently serves as Vice President-Mobile Video of Audiovox Electronics Corp. David Shalam's annual aggregate compensation was $145,660, $106,140 and $219,022 for the fiscal years 2004, 2003 and 2002, respectively.

Matthew Stoehr, the son of Charles M. Stoehr, has served in various positions with Audiovox over the past 9 years. Matthew Stoehr currently serves in MIS Operations of Audiovox Corporation. Matthew Stoehr's annual aggregate compensation was $62,998, $56,959 and $53,417 for the fiscal years 2004, 2003 and 2002, respectively.

Legal Proceedings

During the fourth quarter of 2004, several purported derivative and class actions were filed in the Court of Chancery of the State of Delaware, New Castle County. On January 10, 2005, Vice Chancellor Steven Lamb of the Court of Chancery of the State of Delaware, New Castle County, granted an order permitting the filing of a Consolidated Complaint by several shareholders of Audiovox Corporation derivatively on behalf of Audiovox Corporation against Audiovox Corporation, ACC and the directors of Audiovox Corporation captioned "In Re Audiovox Corporation Derivative Litigation". The complaint seeks (a) rescission of: agreements; amendments to long-term incentive awards; and severance payments pursuant to which Audiovox and ACC executives were paid from the net proceeds of the sale of certain assets of ACC to UTStarcom, Inc., (b) disgorgement to ACC of $16 million paid to Philip Christopher pursuant to a Personally Held Intangibles Purchase Agreement in connection with the UTStarcom transaction, (c) disgorgement to Audiovox of $4 million paid to Philip Christopher as compensation for termination of his Employment Agreement and Award Agreement with ACC, (d) disgorgement to ACC of $1,916,477 paid to John Shalam pursuant to an Award Agreement with ACC, and (e) recovery by ACC of $5 million in severance payments distributed by Philip Christopher to ACC's former employees. ACC is sued as a nominal defendant only. Defendants have filed a motion to dismiss the complaint. Defendants intend to vigorously defend this matter. However, no assurances regarding the outcome of this matter can be given at this point in the litigation.

The Board of Directors and Committees

Board of Directors

The Board of Directors has an Audit Committee and a Compensation Committee but does not have a standing nominating committee. The Board of Directors held four meetings and acted by consent fourteen times during the fiscal year ended November 30, 2004. All incumbent directors attended 75% or more of the aggregate number of Board and related committee meetings during the year.

The board's view in the past for the basis that it is appropriate not to have a standing nominating committee was that Audiovox is a "Controlled Company" under Rule 4350(c)(5) of the NASD Manual, as in effect as of the date of this proxy statement. However, Audiovox is in the process of forming a standing nominating committee in keeping with corporate best practices.

Audit Committee

The Audit Committee, which held five meetings and acted by consent two times in fiscal 2004, currently consists of four members, namely, Paul C. Kreuch, Jr., Dennis F. McManus, Irving Halevy and Peter A. Lesser. The Board of Directors has determined that each of the four members is "independent" under Rule 4200(a) of the NASD Manual, as in effect as of the date of this proxy statement. The Board of Directors has also determined that at least one member of the audit committee is an "audit committee financial expert" as defined by Item 401(h)(2) of Regulation S-K. The name of such audit committee financial expert is Paul C. Kreuch, Jr. The functions of the Audit Committee are described below under the heading "—Committee Reports and Performance—Audit Committee Report."

Compensation Committee

The Compensation Committee, which held two meetings and acted by consent nine times in fiscal 2004, currently consists of four members, namely, Messrs. Kreuch, McManus, Halevy and Lesser. The Compensation Committee recommends to the Board of Directors remuneration arrangements for senior management and the directors, approves and administers other compensation plans, including the profit sharing plan of Audiovox, in which officers, directors and employees participate.

The following Audit Committee Report, Compensation Committee Report on Executive Compensation and Performance Graph do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference therein.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is "independent" as that term is defined under the Securities Exchange Act of 1934, as amended, the rules and regulations of the SEC thereunder, and the listing standards of the Nasdaq Stock Market. In addition, the Board has determined that the Audit Committee has an "audit committee financial expert", as defined in regulations issued pursuant to the Sarbanes-Oxley Act of 2002. Our "audit committee financial expert" is the Chairman, Paul C. Kreuch, Jr.

The Audit Committee of the Board is responsible for providing independent, objective oversight of the quality and integrity of the Company's accounting and auditing functions, internal controls and financial reporting practices. One of the Audit Committee's primary responsibilities is to enhance the independence of the audit function and therefore, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors, who report directly to the Audit Committee. The full responsibilities of the Audit Committee are set forth in its written charter which was approved by the Company's Board of Directors.

The duties and responsibilities of the Audit Committee include: (1) oversight and review of our financial reporting process and internal control systems; (2) evaluation of our financial performance, as well as our compliance with laws and regulations; (3) oversight of managements' establishment and enforcement of financial policies; and (4) providing an open avenue of communication among the independent auditors, financial and senior management and the Board, including the resolution of any disagreements that may arise regarding financial reporting.

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended November 30, 2004 with our management and Grant Thornton LLP, our independent registered public accounting firm including a discussion of the quality and effect of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with Grant Thornton LLP, including any process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of Grant Thornton LLP regarding the reasonableness of those estimates; and

•	met with representatives of our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

For the fiscal years ended November 30, 2004 and 2003, the Company paid or accrued the following fees to Grant Thornton LLP (and its affiliates) for services rendered during the year or for the audit in respect of that year:

Fee Type	2004	2003
	(In Thousands)
Audit Fees (1)	$3,694	$1,213
Audit-Related Fees(2)	680	79
Tax Fees(3)	1,029	21
All Other Fees	—	—
Total	$5,403	$1,313

(1)	Audit Fees comprise fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company's annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002 at an incremental audit fee of $1,084 in fiscal 2004) and review of quarterly financial statements. Also includes fees for statutory audits of international subsidiaries for the fiscal years, and in fiscal 2004, fees of $364 for the audit of the Closing Statement of Net Assets of Audiovox Communications Corp. and fees of $815 for the audit of the Company's fiscal 2002 consolidated financial statements.

(2)	Audit-Related Fees comprise fees for services that reasonably relate to the performance of the audit or review of the Company's financial statements including the support of business acquisitions and divestiture activities and the audit of the Company's employee benefit plans. For fiscal 2004, these services included $640 paid principally for the divestiture of Audiovox Communications Corp.

(3)	Tax Fees comprise fees for tax compliance, tax planning and tax advice. For fiscal 2004, these services include technical tax advice related to the divestiture of Audiovox Communications Corp. as well as other permissible corporate tax services.

The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining auditor independence. In 2003, the Audit Committee adopted a policy concerning approval of audit and non-audit services to be provided by Grant Thornton LLP. The policy requires that all services Grant Thornton LLP may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Chairman of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which services are subsequently reported to and approved by the Audit Committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of Grant Thornton LLP provided such engagement will amount to fees of less than $50,000 and such engagement is reported to the Chairman of the Committee and reported to and ratified by the Committee at its next meeting.

All of the services for Audit-Related Fees, Tax Fees and All Other Fees referenced above were approved by the Audit Committee pursuant to Rule 2-0i(c)(7)(i)(C) of Regulation S-X under the Securities Act of 1933, as amended.

Approval by the stockholders of the appointment of the independent registered public accounting firm is not required, but the board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our common stock present and entitled to vote on the matter do not approve the selection of Grant Thornton LLP, as our independent registered public accounting firm for fiscal 2005 at the annual meeting, the selection of independent accountants will be reconsidered by the Audit Committee. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

The Audit Committee considered the compatibility of the non-audit services provided to us by Grant Thornton LLP in fiscal 2004 on the independence of Grant Thornton LLP from us in evaluating whether to appoint Grant Thornton LLP to perform the audit of our financial statements for the year ended November 30, 2005.

The Audit Committee has also received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), has discussed the independence of Grant Thornton LLP and considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining auditor independence, and has satisfied itself as to the auditor's independence.

Based upon the Audit Committee's discussions with management and representatives of our independent registered public accounting firm, and the Audit Committee's review of the representations of management and Grant Thornton LLP, the Audit Committee is satisfied that its responsibilities under the charter for the period ended November 30, 2004, were met and that the financial reporting processes of the Company are functioning efficiently.

Members of the Audit Committee Paul C. Kreuch, Jr. (Chairman) Dennis F. McManus Irving Halevy Peter A. Lesser

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Responsibilities of the Committee

The Compensation Committee of the Board of Directors reviews and approves compensation for Audiovox's executive officers and oversees and administers Audiovox's stock option and restricted stock plans. The Compensation Committee recommends compensation for the Chief Executive Officer subject to the Board of Directors approval of such recommendations. The Chief Executive Officer submits recommended compensation levels for other executive officers of Audiovox to the Compensation Committee for its review and approval. Each member of the Compensation Committee is an independent director in accordance with Nasdaq rules. The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2004.

What is Audiovox's Philosophy of Executive Officer Compensation?

Our compensation programs are designed to attract and retain talented executives and motivate them to achieve corporate and business objectives that will increase stockholder value. To attain both near and long term corporate goals, it is our policy to provide incentives to senior management and reward outstanding performance and contributions to Audiovox's businesses. Audiovox's compensation program has three primary components: base salary, a performance-based annual bonus and stock-based compensation.

This approach to executive compensation enables Audiovox to attract and retain executives of outstanding ability while ensuring that our executives' compensation advances the interests of our shareholders. Consequently, a large proportion of our executives' compensation, the annual bonus, is dependent in significant part on Audiovox's performance. Although Audiovox does not have employment agreements with any of its executive officers, Mr. Philip Christopher's compensation was governed by an employment agreement while he was employed by Audiovox Communications Corp.

In 2004, the Company engaged performance compensation consultants Sibson and Company to review Audiovox's compensation program for executive officers and other officers of Audiovox Corporation. Sibson's review encompassed total compensation, peer compensation levels, and the linkage between cash incentive compensation, plan results, and Company performance. Sibson is in the process of finalizing its report and recommendations. The Compensation Committee will review Sibson's report and recommendations when they are available and will incorporate those recommendations as the Compensation Committee deems advisable and in the best interests of the Company.

Base Salary

Salaries for the executive officers are designed to attract and retain qualified and dedicated executive officers. Annually, the Committee reviews salary recommendations made by Audiovox's Chief Executive Officer, and evaluates individual responsibility levels, experience, performance and length of service. While the Compensation Committee believes that base salaries for Audiovox's executive officers are fixed at levels commensurate with competitive amounts paid to senior executives with comparable qualifications at companies engaged in the same or similar businesses, the Compensation Committee will evaluate Sibson's recommendations with respect to this component of compensation.

Annual Bonus

Bonus compensation provides Audiovox with a means of rewarding performance based upon attainment of corporate profitability during the fiscal year. For fiscal 2004, the Compensation Committee established bonus compensation formulas for its executives based upon the pre-tax earnings of the Company. The annual bonus paid to Mr. Lavelle is based upon the achievement of fiscal goals within Audiovox Electronics Corp.

Stock Options

During fiscal 2004, no stock options were granted to the Company's employees, including the Company's executive officers.

How is the Chief Executive Officer Compensated?

The Compensation Committee has fixed the base salary of the Chief Executive Officer based on competitive compensation data, the Committee's assessment of Mr. Shalam's past performance and its expectation as to his future contributions in guiding and directing Audiovox and its business. Mr. Shalam's bonus for fiscal 2004 was calculated on Audiovox's pre-income tax profit before extraordinary items, other non-recurring transactions and income taxes of the Company in accordance with Audiovox's Executive Officer Bonus Plan that was approved by the shareholders in 2000. Mr. Shalam also received $1.9 million upon the closing of the asset sale to UTStarcom Inc. pursuant to an amendment to a long-term incentive award, approved by this Committee, which clarified that such payment would be paid upon a sale of the wireless business pursuant to an asset sale.

How is Audiovox Addressing Internal Revenue Code Limits on Deductibility of Compensation?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee currently intends to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements.

The Board and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Members of the Compensation Committee Paul C. Kreuch, Jr. (Chairman) Dennis F. McManus Irving Halevy Peter A. Lesser

Executive Compensation

The following Summary Compensation Table sets forth the compensation earned by each individual who served as Audiovox's Chief Executive Officer during fiscal 2004 and the four most highly compensated executive officers who were serving as such as of November 30, 2004 (collectively, the "Named Officers").

Summary Compensation Table

	Annual Compensation(1)
Name and Principal Position(1)	Year	Salary(2)		Bonus	Long Term Compensation Payouts	All Other Compensation(3)
John J. Shalam,
President and CEO	2004	$450,000		$498,150	$1,916,500	$17,437
	2003	450,000		673,500		12,376
	2002	450,677		128,669		11,025
Philip Christopher,
Former Executive Vice President	2004	391,342	(4)	100,347	$1,916,500	3,014
	2003	507,000		112,000		4,179
	2002	476,419	(5)	1,800,000		2,762
Charles M. Stoehr,
Senior Vice President and CFO	2004	325,000		666,050		9,245
	2003	325,000		224,500		5,831
	2002	326,418		242,890		4,253
Patrick M. Lavelle,
Senior Vice President	2004	200,000		947,546		7,391
	2003	200,000		1,588,532		3,814
	2002	201,277		1,204,508		1,980
Richard A. Maddia,
Vice President, Information Systems	2004	175,500		100,000		6,099
	2003	175,500		75,000		1,976
	2002	176,209		37,500		1,213

(1)	No other annual compensation was paid and no restricted stock awards or options were granted to the named individuals in 2004, 2003 and 2002 and the "Other Annual Compensation," "Restricted Stock" and "Securities Underlying Options" columns have been omitted.

(2)	For fiscal 2004, salary includes: for Mr. Shalam $1,640 in 401(k) Audiovox matching contribution; for Mr. Christopher $949 in 401(k) Audiovox matching contribution; for Mr. Stoehr $1,139 in 401(k) Audiovox matching contribution; for Mr. Lavelle $1,640 in 401(k) Audiovox matching contribution; and for Mr. Maddia $829 in 401(k) Audiovox matching contribution.

(3)	For fiscal 2004, includes allocation to profit sharing accounts and executive life insurance premiums paid for the benefit of the named executive. For fiscal 2003 and 2002, this only includes executive life insurance premiums paid for the benefit of the named executive.

(4)	On June 10, 2004, Mr. Christopher entered into an Agreement and General Release with Audiovox and Audiovox Communications Corp. pursuant to which, upon the closing of the asset sale to UTStarcom Inc., Mr. Christopher was paid $4,000,000 in consideration of the termination of Mr. Christopher's Employment Agreement and the Award Agreement evidencing the grant of an award pursuant to Audiovox Communications Corp's Long Term Incentive Compensation Plan. The $1,916,500 Long Term Compensation Payout is included in the $4,000,000 payment.

(5)	Mr. Christopher's base salary for the first six (6) months of fiscal 2002 was $450,000. Effective May 29, 2002, Mr. Christopher's base salary was increased to $500,000 pursuant to an employment agreement (see discussion below under caption "— Employment Agreements").

Employment Agreements

Effective May 29, 2002, ACC entered into an employment agreement with Philip Christopher. The employment agreement, unless terminated earlier, shall continue until May 29, 2007 and thereafter will automatically extend by consecutive twelve-month periods unless terminated by ACC on written notice.

Pursuant to the employment agreement, Mr. Christopher receives a base salary of $500,000, subject to annual Consumer Price Index increases, and an annual bonus equal to two (2%) percent of ACC's annual earnings before income taxes.

The employment agreement further provides for equity incentives, vesting of stock options, reimbursement of reasonable business expenses and use of an automobile. The employment agreement also provided for a bonus pool of $3.2 million, of which Mr. Christopher received $1.8 million (see Bonus disclosure in Executive Compensation Table).

In the event ACC terminates Mr. Christopher's employment without cause or if Mr. Christopher resigns his employment within ninety (90) days after: a significant adverse change in his authority and responsibilities; a reduction in his base salary; nonpayment of his bonus; material breach by ACC of any obligation under the agreement; or, a change in control where the successor entity fails to assume ACC's obligations under this employment agreement, Mr. Christopher is entitled to receive a separation payment equal to his salary for the remainder of the contract term, plus an average annual bonus plus a cash payment of one million dollars. Mr. Christopher will not be entitled to a separation payment if his employment with ACC is terminated for any reason after the fifth anniversary of the effective date.

The employment agreement also contains non-competition and non-solicitation covenants. This employment agreement is only assignable to a successor entity of ACC that would grant Mr. Christopher the same compensation, benefits and rights that he would have under this employment agreement.

Notwithstanding the foregoing, pursuant to the Agreement and General Release, dated June 10, 2004, by and among ACC, Audiovox and Mr. Christopher, Mr. Christopher's employment agreement was terminated on November 1, 2004. Pursuant to the terms of his employment agreement and long-term incentive compensation award, Mr. Christopher received a payment equal to $4 million on the closing date of the asset purchase agreement pursuant to the Agreement and General Release. Furthermore, Mr. Christopher received a payment of $16 million on November 1, 2004 under the Personally Held Intangibles Purchase Agreement, dated June 10, 2004, between ACC and Mr. Christopher. See "Certain Relationships and Related Transactions" for a discussion of this payment.

Option Grants in Last Fiscal Year (2004)

No options were granted in the fiscal year ended November 30, 2004.

Long-Term Incentive Compensation Award Payments

Audiovox issued Long-Term Incentive Compensation Awards to John Shalam and Philip Christopher as of May 29, 2002 to motivate and reward Mr. Shalam and Mr. Christopher for fulfilling their personal responsibilities with regard to our long-range achievements. The intention of the board of directors was to reward Mr. Shalam and Mr. Christopher for their efforts to bring about a sale of ACC. Although the original awards did not contemplate a sale of the assets of ACC, the compensation committee of our board of directors and our board of directors determined that the sale to UTStarcom of substantially all of the operational assets of the wireless business was equivalent to ACC being sold and that the awards to Mr. Shalam and Mr. Christopher should be amended to clarify that a sale of the wireless business by means of an asset sale should be included in the change of control provisions of the award. The compensation committee of our board of directors and our board of directors determined that this amendment was necessary to reflect their intention with respect to the initial award. As a result of the amendment, on November 1, 2004 Audiovox paid Mr. Shalam $1,916,477 and Mr. Christopher received a payment of $1,916,477 from ACC, which payment was part of the $4 million paid to Mr. Christopher on November 1, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises in fiscal year 2004 and option holdings as of November 30, 2004 with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of that year.

Name	Shares Acquired on Exercise	Value Realized($)	Number of Securities Underlying Options at November 30, 2004	Value* of In-the-Money Options at November 30, 2004
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
John J. Shalam	0	0	525,000/0	$4,129,125/$0
Philip Christopher	75,000	$825,000	936,000/0	$2,639,675/$0
Charles M. Stoehr	0	0	142,500/0	$370,338/$0
Patrick M. Lavelle	0	0	211,200/0	$81,340/$0
Richard A. Maddia	0	0	40,000/0	$145,250/$0

*	Based on the fair market value of Audiovox's common stock at November 30, 2004 less the exercise price payable for such shares.

Long-Term Incentive Plans — Awards in Last Fiscal Year

No long-term incentive plan awards were made during the fiscal year ended November 30, 2004.

Compensation of Directors

For their service, non-employee directors receive an annual retainer of $25,000 and meeting fees of $500 and $1,500 each, for telephonic and in-person attendance at meetings, respectively. Audit Committee members (other than Mr. Kreuch) are paid $1,500 and $1,000 each for in-person and telephonic attendance at Audit Committee meetings, respectively, and all Compensation Committee members are paid $1,000 and $500 each for in-person and telephonic attendance at Compensation Committee meetings, respectively. Additional compensation of $15,000 per annum and $10,000 per annum is paid to Mr. Kreuch for his service as Chairman of the Audit and Compensation Committees. He is also paid $2,500 and $1,500 each for in-person and telephonic attendance at Audit Committee meetings.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of four independent directors, Paul C. Kreuch, Jr., Dennis F. McManus, Irving Halevy and Peter A. Lesser.

Performance Graph

The following Performance Graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Audiovox filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Audiovox specifically incorporates this information by reference therein.

COMPARISON OF CUMULATIVE TOTAL RETURN
OF AUDIOVOX, INDUSTRY INDEX AND BROAD MARKET

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG AUDIOVOX CORPORATION,
NASDAQ MARKET INDEX AND SIC CODE INDEX

The annual changes for the five-year period are based on the assumption that $100 had been invested on December 1, 1999, and that all quarterly dividends were reinvested. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on November 30, 2004.

MISCELLANEOUS

Other Matters

Management does not know of any matters to be presented for action at the meeting other than as set forth in Items 1 through 2 of the Notice of Annual Meeting. However, if any other matters come before the meeting, it is intended that the holders of the proxies will vote thereon in their direction.

Stockholder Proposals

Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders currently scheduled for May 18, 2006, must be received by the Secretary of the Company not later than December 9, 2005 for inclusion in the proxy statement. The proposals must comply with all applicable statutes and regulations.

Available Information

The Company is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and is required to file periodic reports, proxy statements and other documents with the Securities and Exchange Commission (the "SEC") relating to its business, financial conditions and other matters. Such reports, proxy statements and other documents may be examined and copies may be obtained from the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Website at http://www.sec.gov. Copies should be available by mail upon payment of the SEC's customary charges by writing to the SEC's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

Along with these proxy materials, we are distributing our Annual Report on Form 10-K for fiscal 2004 to the stockholders of record on March 28, 2005 all of which are a part of this proxy statement. Exhibits to the Annual Report on Form 10-K may be obtained from Audiovox upon request. To obtain any such exhibits or an additional copy of the Form 10-K without charge, please contact Chris Lis Johnson, Audiovox's Secretary, 150 Marcus Boulevard, Hauppauge, New York 11788, Telephone: (631) 231-7750.

BY ORDER OF THE BOARD OF DIRECTORS
CHRIS LIS JOHNSON Secretary Audiovox Corporation

Hauppauge, New York
March 30, 2005

VOTE BY TELEPHONE OR INTERNET
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AUDIOVOX CORPORATION

•   You can now vote your shares electronically through the Internet or the telephone. •  This eliminates the need to return the proxy card. •  Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET www.audiovox.com

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE 1-866-894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTED

ELECTRONICALLY

> FOLD AND DETACH HERE AND READ THE REVERSE SIDE >

PROXY BY MAIL
Please mark your votes like this
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

1. ELECTION OF DIRECTORS. To		WITHHELD	Class A. Stockholders vote:			FOR	AGAINST	ABSTAIN
elect our board of ten directors;	FOR	FOR ALL	01 Paul C. Kreuch, Jr. 02 Dennis F. McManus	2.	To ratify the appointment of Grant Thornton
			03 Irving Halevy, 04 Peter A. Lesser		LLP as our independent registered public
accounting firm for the fiscal year ending
			Class A and Class B Stockholders vote:		November 30, 2005;
WITHHELD FOR: (Write that nominee’s name in the space			05 John J. Shalam, 06 Philip Christopher,
07 Charles M. Stoehr, 08 Patrick M. Lavelle

provided below).

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date
NOTE: When signing as Executor, Administrator, Trustee, Guardian, etc. please add full title. (Sign exactly as name appears on this proxy.)

> FOLD AND DETACH HERE AND READ THE REVERSE SIDE >

AUDIOVOX CORPORATION 180 Marcus Boulevard Hauppauge, New York 11788

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints each of and Charles M. Stoehr and Patrick M. Lavelle as proxies, with power to act without the other and with power of substitution, hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Audiovox Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 19, 2005, at the Sheraton Smithtown 110 Motor Parkway, Hauppauge, NY 11788 at 10:00 a.m., or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)